UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SL GREEN REALTY CORP.
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STOCKHOLDER ENGAGEMENT SPRING 2018

1 EXECUTIVE SUMMARY Business and Performance SL Green is a fully integrated REIT and the #1 owner of office property in Manhattan; we differentiate ourselves from peers by our active and engaged business strategy, operations on multiple platforms, and NYC-focused business model Our success at shareholder value creation is demonstrated by our consistent, strong operating results – including FFO/share, same-store cash NOI growth and long-term TSR outperformance Executive Compensation Philosophy Shareholder Engagement, Committee Responsiveness and Executive Compensation Changes We operate in an industry that is extremely competitive for executive talent and we seek to reward superior performance with superior compensation As investors ourselves, we evaluate our total compensation as a “fee, expense or load” applicable to the assets under management and enterprise value We compensate at a low cost to shareholders relative to peers, while continuing to execute best-in-class operational performance Following our 2017 Annual Meeting, we conducted extensive shareholder outreach and engaged with stockholders accounting for 58% of our outstanding shares Based on shareholder feedback, our Compensation Committee significantly restructured our CEO’s compensation under a new employment agreement to further align with shareholder interests and peers; going forward, the Compensation Committee intends to align the rest of the executive team with the CEO’s redesigned compensation structure This new compensation composition is simplified and enhances the transparency in the structure of short-term and long-term awards Consistent with shareholder feedback on bylaw amendment provisions expressed during outreach, our Nominating and Corporate Governance Committee chose not to make any changes at this point but will continue to consider shareholder views as market practice evolves

OUR COMPENSATION PHILOSOPHY REITs are extremely competitive for executive talent, particularly in NYC where public and private companies compete for a relatively small number of top executives, and where talent is highly compensated relative to other regions Our executive management team has demonstrated success in building shareholder value, and holds the majority of their individual net worth in SLG stock We seek to reward superior performance with superior compensation We seek to retain our talented executives and ensure continuity of leadership through employment contracts Our Compensation Committee structures the compensation program to incentivize performance that leads to sustainable earnings and stockholder value creation consistent with the board-led strategy In the market for talent and compensation, SLG is most comparable to other real estate companies, as well as other complex financial services-related industries (e.g. private equity, hedge funds, international asset managers, etc.) We evaluate our total compensation in the same way as these firms: as a “fee, expense or load” applicable to the assets under management and enterprise value To that end, we evaluate our total compensation / G&A expense relative to our total assets and revenue – fundamental performance metrics that the investment community uses to measure capital efficiency and the effectiveness of management teams 0.8% 0.7% 0.5% 7.1% 6.7% 5.3% Tied for Lowest Among Peers 3rd Lowest Among Peers Peer Median Peer Average SL Green G&A Expense as a Percentage of Average Assets1 G&A Expense as a Percentage of Total Revenues1 We compensate our leaders at a low cost to shareholders relative to peers, while continuing to execute best-in-class operational performance 1 Companies used for comparison in G&A expense analysis are: Alexandria Real Estate Equities, Inc., Boston Properties, Inc., Brandywine Realty Trust, Douglas Emmett, Inc., Empire State Realty Trust, Inc., Kilroy Realty Corporation, Mack-Cali Realty Corporation, Paramount Group, Inc. and Vornado Realty Trust. Office peer data obtained from Weekly Sector Scorecard, Office, dated 4/6/2018 published by Stifel, Nicolaus & Company, Incorporated

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS In response to the 2017 advisory vote on executive compensation, our Compensation Committee and our management team initiated an expanded stockholder engagement program to solicit stockholder perspectives on our executive compensation programs We contacted stockholders accounting for 66% of our shares outstanding and held meetings with stockholders accounting for 58% of our shares outstanding. All of these discussions were led by both the chair of our Compensation Committee and the Lead Independent Director Overall and Fixed Compensation Annual Incentive Compensation Long-Term Incentive Compensation Stockholder Feedback – What We Heard Committee’s Response – What We Did The compensation program is overly complicated and contains too many elements Base salary and deferred compensation provide two overlapping “fixed pay” vehicles for CEO Align performance incentives with metrics that are focus areas for management and are in their direct control Eliminated TSR as a metric in the annual bonus program and added G&A as a metric Increased weighting of dividend growth metric in the annual bonus program Performance period for performance-based awards should be longer than one year Under new CEO contract, performance-based LTIP units will be split between awards with one-year operational goals, modified (up or down) by 3-year absolute TSR, and awards based on 3-year relative TSR No performance awards will vest until the conclusion of the 3-year performance period Under new CEO contract, the number of elements of compensation has been reduced from seven to four: the CEO will receive base salary, a 100% formulaic annual incentive, time-based equity grants, and simplified performance-based equity grants Eliminated deferred compensation for all NEOs beginning in 2019 Reduced CEO’s base salary to $1.25 million from $1.35 million, effective January 18, 2018 Process for determining annual equity bonus is not clear Eliminated discretionary equity bonuses under CEO’s new contract Under new CEO contract, we will provide only one opportunity for performance-based LTIP units to be earned, at the conclusion of the 3-year performance period CEO contract guarantees annual equity grant amounts on a multi-year basis Under new CEO contract, target amounts for time-based and performance-based equity grants are provided for, without any contractual guarantees Reduce compensation for Executive Chairman Reduced total compensation awarded to Stephen L. Green for three consecutive years to reflect his role and responsibilities as Executive Chairman, representing an aggregate reduction of more than 55%; Mr. Green will step down as Executive Chairman and assume the role of Chairman Emeritus in January 2019, and will no longer be an employee of the Company Director compensation is high relative to peers Compensation for all non-employee directors will be reduced by approximately $50,000 Eliminate multiple performance retesting opportunities for performance-based LTIP units Other

COMPONENTS OF 2017 CEO COMPENSATION AND CHANGES FOR 2018 Base Salary Reflects the scope of duties and responsibilities taking into account the competitive market compensation paid by other companies Cash Bonus Payouts are based on performance measured against: Equity Bonus Equity award determined by the Committee, based on the short-term and long-term performance of our Company and the executive Based on performance as compared to quantitative company goals and objectives, as well as other factors such as the executive’s historical compensation, skill, experience and position, and competitive market factors and such other factors as are determined appropriate by the Committee Current employment agreement includes Class O LTIP units (i.e. stock options) and performance-based LTIP units Performance-based LTIP units vest contingent on achievement of performance hurdle; from 50-100% vesting based on achievement of either annual FFO growth or TRS of 5-8% per year or TRS in the top 35-50% of the MSCI US REIT Index under CEO’s employment agreement No vesting unless the 50% threshold performance criteria described above is met Notional stock units Deferred Compensation Annual Incentives Fixed Long-Term Incentives Element Key Characteristics Employment Agreement Equity Awards Long-term equity incentives granted in connection with employment agreement Performance / Vesting Criteria Subject to vesting based on continued employment for one year following contribution; only paid upon termination of employment or a change in control No performance or vesting criteria Only fixed component of compensation awarded to our CEO Program Changes for 2018 and Beyond Eliminated deferred compensation Reduced CEO’s base salary to $1.25 million from $1.35 million, effective January 1, 2018 Retained formulaic annual cash bonus program with revised metrics and weightings Eliminated TSR as a metric in the annual bonus program Added G&A expense as metric Increased weighting of dividend growth metric Eliminated discretionary equity bonuses under CEO’s new employment agreement Eliminated stock option grants Eliminated employment agreement awards with fixed terms Eliminated performance-based awards with multiple alternative performance goals See page 5 in this presentation for more details about the go-forward compensation structure for our CEO and how these changes align with shareholder feedback and tighten the link between pay and performance 25% 20% 25% 15% Weighting FFO per Share Relative TSR Dividend Growth Same-Store Cash NOI Growth Metric 100% formulaic payout based on specific performance criteria Absolute TSR 15% 2014 Outperformance Plan Equity awards subject to performance-based hurdles Based on 3-year performance period: 2/3 of award was based on absolute TRS performance 1/3 of award was based on relative TRS compared to MSCI US REIT Index companies Time-based vesting over 4 years with principally back-end vesting, based on continued employment Replaced periodic outperformance plan awards with more regular annual performance-based LTIP units and time-based LTIP units

COMPONENTS OF CEO COMPENSATION UNDER NEW EMPLOYMENT AGREEMENT The Compensation Committee significantly restructured our CEO’s compensation, as governed by his new employment agreement, which will become effective in January 2019 This new compensation composition is simplified and enhances the transparency in the structure of short-term and long-term awards The Compensation Committee intends to align the rest of the executive team with the CEO’s redesigned compensation structure in future multi-year aggreements Base Salary Cash Annual Incentive Bonus Cash 100% formulaic based on specific performance criteria and weightings that link to our strategy; criteria and weightings were revised in 2018. Payments for 2018 are based on: Annual Incentive Fixed Long-Term Incentives Element Form Long-Term Incentive Compensation Key Characteristics and Performance Criteria Reflects the scope of duties and responsibilities taking into account the competitive market compensation paid by other companies Only fixed component of compensation awarded to our CEO FFO per Share G&A Expense Dividend Increase Annual Same-Store Cash NOI Growth 30% 10% 30% 30% Metric Weighting Annual Performance-Based LTIP Units (62.5% of Total) Annual Time-Based LTIP Units (37.5% of Total) Three-year aggregate performance period $7.5 million value at target performance, with 50% threshold and 225% maximum Annual Operating Goals (e.g., Manhattan same-store occupancy, debt to EBITDA and/or FAD) Determined by the Committee, subject to modifier measured on absolute TSR over three-year performance period; modifier can increase or decrease award 50% Metric Weighting Relative TSR Measured over three-year performance period 50% Vest ratably over three-years from grant Three-year no-sale from date of grant $4.5 million annual target, with the Committee to determine actual award amount Deferred compensation contributions have been eliminated; base salary lowered – effective retroactive to January 18, 2018 Metrics and weightings in annual incentive bonus were updated in 2018 to focus on factors that are more within management’s control Operating metrics for annual performance-based LTIP Units tie to strategic objectives and key value drivers Three-year TSR performance period in the annual performance-based LTIP Units, as well as three-year vesting and three-year no-sale restriction on annual time-based LTIP units, align executives’ long-term interests with those of our shareholders Program Changes Highlights Any new multi-year employment agreement with our President will be structured in a manner similar to the new employment agreement of our CEO. We also intend to incorporate material elements of the CEO’s new employment agreement into any new or extended multi-year employment agreements with any other NEOs, with appropriate variations to reflect differences in the executive’s position

# PAY OUTCOMES DEMONSTRATE PAY-FOR-PERFORMANCE ALIGNMENT

- **Our recent pay outcomes demonstrate that our compensation program closely links pay for performance**
- **Goals and targets set by the Compensation Committee are rigorous and challenging, and tied to the long-term strategy set by the Board and management**

## CEO Pay Outcomes for 2017

| Element of Compensation | 2016 | 2017 | % Change |
|---|---|---|---|
| Base Salary | $1,350,000 | $1,350,000 | — |
| Deferred Compensation | $750,000 | $750,000 | — |
| Annual Cash Bonus | $2,473,125 | $1,937,250 | -21.7% |
| Annual Equity Bonus[1] | $4,276,875 | $4,512,750 | 5.5% |
| Performance-based LTIP Units | $7,238,379 | $6,873,737 | -5.0% |
| Total[2] | $16,088,379 | $15,423,737 | -4.1% |

## 2014 Outperformance Plan (OPP)

**Performance Period**

Sept. 2014 – Aug. 2017

**Performance Hurdles**

| Cumulative Absolute TRS | % of Absolute TRS LTIP Units Earned |
|---|---|
| < 25% | 0% |
| 25% | 37.5% |
| ≥ 50% | 100% |

| Cumulative Relative TRS[3] | % of Cumulative TRS LTIP Units Earned |
|---|---|
| < 50th percentile | 0% |
| 50th percentile | 37.5% |
| ≥ 75th percentile | 100% |

**Actual Performance**

| Cumulative Absolute TRS | Cumulative Relative TRS |
|---|---|
| 3.3% | 27th Percentile |

**$13,249,153**

Disclosed Grant Value in Summary Compensation Tables[4]

**$0**

payout

[1] Annual equity bonuses are paid in the year following the year of performance, and because they are made in equity are shown in the Summary Compensation Table for the year of grant. In the table above, they are shown for the year they were earned
[2] Grants of Class O LTIP units, which are intended to be similar to stock options from an economic perspective, are also excluded from the table above as they only have value to the extent of appreciation in the value of our assets on a per share basis following the grant date
[3] Based on our relative TRS compared to the TRS of the companies in the MSCI US REIT Index
[4] Reflects value of awards disclosed in Summary Compensation Tables for fiscal years 2014-2017

SL GREEN REALTY CORP.

6

COMPENSATION STRUCTURE AND NEO STOCK OWNERSHIP Pay for performance and create alignment with stockholders Include robust hurdles in our incentive plans Pay a majority of total compensation for our CEO and named executive officers in equity Follow robust stock ownership guidelines for our directors and named executive officers Impose a clawback policy with respect to incentive payments Require a double trigger for cash severance and accelerated vesting in connection with a change in control What We Do No dividends or distributions paid on unearned equity awards subject to performance-based vesting No excise tax gross-up provisions No repricing of stock options No single trigger cash severance or accelerated vesting in connection with a change in control Don’t allow directors or officers to hedge our securities What We Don’t Do All of our NEOs hold at least double the amount of SLG stock as defined by our stock ownership guidelines This further demonstrates that their financial interests are aligned with those of stockholders They are highly incentivized to create sustainable, long-term shareholder value NEO Stock Ownership Requirement Multiple of Base Salary Actual Stock Ownership Multiple of Base Salary1 Marc Holliday Chief Executive Officer 8x 64x Stephen L. Green Chairman of the Board 6x 123x Andrew Mathias President 6x 125x Matthew J. DiLiberto Chief Financial Officer 6x 12x Andrew S. Levine Chief Legal Officer and General Counsel 6x 17x 1 Reflects figures in the proxy statement, as of February 16, 2018

SL GREEN AT A GLANCE #1 Owner of Office Property in Manhattan $1.8 Billion Combined Revenues Manhattan Office Ownership1,4 Largest property owner among public and private companies 1 Data as of 12/31/2017 2 Note: Chart not to scale 3 Includes debt and preferred equity investments and suburban properties 4 Source: CBRE and company filings We are a fully integrated REIT focused on maximizing total return to stockholders through strategically acquiring, redeveloping, repositioning and managing commercial properties, located primarily in Manhattan, in order to generate cash flow and create value $20.4 Billion Enterprise Value Total SF Owned (In Millions) Our Mission Who We Are1 53.7 Million Total Square Feet3 Manhattan Office $1.2B All Retail $199M Debt / Preferred Equity $208M Suburban $103M Residential $52M 2017 Revenues1,2 Public Companies 5.8 6.3 7.4 8.6 9.0 9.2 9.9 10.2 10.4 11.9 16.4 19.4 20.1 23.8 28.0 0 5 10 15 20 25 30 George Comfort & Sons Trinity GFP Real Estate ESRT Paramount BXP Rudin Related Silverstein Durst RXR Realty Tishman Speyer Brookfield VNO SLG

HOW SL GREEN IS DIFFERENTIATED FROM PEERS AND COMPETITORS Aggressively Buying and Selling at Opportunistic Points in Market Cycles “Sharp Shooter” Market Expertise Disciplined, Value-Add Approach to Real Estate Investing Best-in-Class, Long Tenured Management Team Structural and Technical Expertise for Complex NYC Market Conservative, Investment-Grade Balance Sheet Passionate Indifference When It Comes to Holding or Monetizing Investments Active and Engaged Business Strategy In any given year, we execute more transactions than many of our competitors do over a much longer, multi-year period SLG does not subscribe to a traditional “buy and hold” strategy and is a very active transaction-oriented company Accordingly, we frequently capitalize on opportunities in the market, maximizing returns Operations on Multiple Platforms Buy and sell properties independently and collaborate with other organizations through joint ventures when advantageous Invest in redeveloping existing assets and developing projects from the ground up (e.g. One Vanderbilt) Provide financing for other real estate investors through our debt and preferred equity platform – a unique service that we offer at a scale unmatched by our peers, which provides us a diversified, predictable and sustainable source of revenue and market intelligence NYC-Focused Business Model Singularly focused on New York City real estate – one of the most liquid and resilient markets through business cycles, but also one of the most complex Presence and operations in this market necessitate a top level of talent in our executive ranks Our leadership team effectively manages our cost base, allowing us to be very efficient, with an employee base much smaller than other fully-integrated “gateway city” real estate companies that transact far less business than SLG Defining Characteristics of Our Business and Strategy Fortress Portfolio 95% Leased to Creditworthy Tenants with 10-Year Average Lease Terms

DEMONSTRATED SUCCESS AND SHAREHOLDER VALUE CREATION CAGR 6.9% (1997 – 2017) SLG FFO Per Share Growth Compared to Peers $1.6B of Strategic Asset Sales Generated $1.1B of Net Proceeds That Were Committed to Opportunistic Stock Repurchases Leased Approximately 1.5 Million Square Feet of Office Space in Manhattan at an 11.3% Mark-to-Market Acquired Fully Leased and Income Producing Worldwide Plaza At Attractive Pricing Relative to Market Leased Up 1515 Broadway Retail Vacancy at 29.4% Mark-to-Market SLG TRS % vs. MSCI U.S. REIT Index Total Return3 2017 Strategic, Financial and Operational Achievements CAGR 5.9% CAGR 4.1% 1 Represents a full year on a pro forma basis. See Appendix for pro forma basis for SLG FFO per share for 1997 2 Company public filings 3 Source: Bloomberg; August 14, 1997 – December 29, 2017 887.5% 508.1% 2 2 -200% 0% 200% 400% 600% 800% 1000% 1200% 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Hundreds SLG MSCI U.S. REIT Index $1.70 1 $6.45 1997 (IPO) 2002 2007 2012 2017 $1.96 1 $6.22 1997 2017 Boston Properties $1.67 $3.75 1997 2017 Vornado

APPENDIX Notes: Funds from Operations Funds from Operations, or FFO, is a widely recognized non-GAAP measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or Nareit, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the Nareit definition, or that interpret the Nareit definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of Nareit in April 2002, and as subsequently amended, defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. We also use FFO as one of several criteria to determine performance-based bonuses for members of our senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. Below are reconciliations of net income attributable to our stockholders to FFO per share for the years ended December 31, 1997 and 2017 (amounts in thousands, except per share data). Year Ended December 31, 1997(1) 2017 FFO Reconciliation: Net income attributable to SL Green common stockholders $3,685 $ 86,424 Pro forma adjustments 14,247 — Add: Depreciation and amortization 7,413 403,320 Discontinued operations depreciation adjustments — — Joint venture depreciation and noncontrolling interest adjustments — 102,334 Net (loss) income attributable to noncontrolling interests — (11,706) Less: Gain on sale of real estate and discontinued operations, net — 73,241 Equity in net gain on sale of interest in unconsolidated joint venture/real estate — 16,166 Purchase price fair value adjustment — — Depreciable real estate reserve — (178,520) Depreciation on non-rental real estate assets 186 2,191 Funds From Operations attributable to SL Green common stockholders and noncontrolling interests $ 25,159 $ 667,294 Diluted weighted average shares and units outstanding 14,799 103,403 FFO per share $1.70 $6.45 (1) Figures are unaudited and pro forma and are presented as if the Company’s Initial Public Offering (“the Offering) and certain Formation Transactions (the “Formation Transactions”) engaged in concurrently with the Offering had occurred on January 1, 1996 and the effect thereof was carried forward through December 31, 1997. The pro forma results do not purport to represent what the Company’s results would have been assuming the completion of the Formation Transactions and the Offering at the beginning of the period indicated. The pro forma reconciliation should be read in conjunction with the pro forma financial statements of the Company included in the Company’s registration statement on Form S-11 dated August 14, 1997 and the consolidated financial statements of the Company included in the Company’s annual report on Form 10-K filed March 31, 1998. Net income attributable to SL Green common stockholders is for the period from August 21, 1997 through December 31, 1997.

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